EXHIBIT 10.17

Independent Contractor’s Agreement

THIS AGREEMENT is entered into and effective this 25th day of January,  2016 by and between 3D Systems Corporation, hereinafter referred to as “3D Systems”, and ECG  Ventures, Inc. hereinafter referred to as “Contractor”.

WHEREAS, 3D Systems hereby engages the Contractor to render specific services as described on Schedule A as amended from time to time and as directed by 3D Systems (collectively, the “Services”).

NOW, THEREFORE, the parties intending to be legally bound have entered into the following Agreement:

1.Contractor will perform Services for 3D Systems at such place(s) to which the parties have mutually agreed.

2.Contractor represents that it possesses the requisite expertise and technical ability to perform the Services.

3.Contractor will devote such time as is reasonably necessary to complete the Services on such timelines as mutually agreed-upon between the parties.

4.Compensation:  3D Systems shall pay Contractor at a rate of seventy-five thousand Dollars ($75,000) per month.  Contractor shall present to 3D Systems invoices for Services rendered; 3D Systems shall pay all invoices within fifteen (15) days after the later of receipt of invoice and approval of the Services by 3D Systems, provided that other conditions to payment set forth in this Agreement are met.  No payments will be made for services rendered by Contractor other than the Services unless such services are approved in writing by 3D Systems as amendments to this Agreement. Subject to approval by the Compensation Committee of the Board of Directors of 3D Systems, Contractor or its sole employee, Thomas W. Erickson, shall also be awarded 25,000 shares of restricted stock with a vesting date of December 31, 2016.

5. 3D Systems will pay for travel costs and related expenses incurred on behalf of 3D Systems by Contractor so long as such travel costs are incurred pursuant to 3D Systems’ Travel Policy.

6.Contractor is responsible for paying when due all income taxes, including estimated taxes, incurred as a result of the compensation paid by 3D Systems to Contractor for Services under this agreement.  On request, Contractor will provide 3D Systems with proof of timely payment.  Contractor agrees to indemnify 3D Systems for any claims, costs, losses, fees, penalties, interest, or damages suffered by 3D Systems resulting from Contractor’s failure to comply with this provision.

7.The Contractor agrees to perform the Services hereunder solely as an independent contractor.  The parties to this Agreement recognize that this Agreement does not create any actual or apparent agency, partnership, franchise, or relationship or employer and employee between the parties.  The Contractor is not authorized to enter into or commit 3D Systems to any agreements, and the Contractor shall not represent itself as the agent or legal representative of 3D Systems.

Further, the Contractor shall not be entitled to participate in any of 3D Systems benefits, including without limitations any health or retirement plans.  The Contractor shall not be entitled to any remuneration, benefits, or expenses other than as specifically provided for in this Agreement and for service as a member of the Board of Directors of 3D Systems.

3D Systems shall not be liable for taxes, Worker’s Compensation, unemployment insurance, employers’ liability, employer’s FICA, social security, withholding tax, or other taxes or withholding for or on behalf of the Contractor or any other person consulted or employed by the Contractor in performing Services under this Agreement.  All such costs shall be Contractor’s responsibility.

8.Upon receipt of itemized vouchers, expense account reports and supporting documents, submitted to 3D Systems in accordance with 3D Systems’ procedures then in effect, 3D Systems shall reimburse Contractor for all reasonable and necessary business expenses incurred ordinarily and necessarily by Contractor in connection with the performance of Contractor’s Services hereunder.

9.During the course of the engagement under this Agreement, it is anticipated that the Contractor will learn confidential or proprietary information of 3D Systems.   As a director of 3D Systems, the sole employee of Contractor has an obligation to keep any confidential or proprietary information confidential.  Any breach of Thomas Erickson’s confidentiality obligations as a director of 3D Systems is a material breach of this agreement.

10.Contractor agrees that all right, title and interest in and to any information and items made during the course of this Agreement and/or arising from the Services performed by Contractor, including without limitation, all inventions, designs, drawings, know-how, prototypes, developments, patents, copyrights, trademarks, or trade secrets, (hereinafter referred to as the "Work Product") shall be and hereby are assigned to the Company as its sole and exclusive property.  Upon the Company's request Contractor agrees to assist the Company, at the Company's expense, to obtain any patents, copyrights, or trademarks for the Work Product, including the disclosure of all pertinent information and data with respect thereto, the execution of all applications, specifications, oaths, and assignments, and all other instruments and papers which the Company shall deem necessary to apply for and to assign or convey to the Company, its successors and assigns or nominees, the sole and exclusive right, title and interest in the Work Product.  The fact that any Work Product is created by Contractor outside of the Company's facilities or other than during Contractor's working hours with the Company, shall not diminish Company's rights with respect to the Work Product.

11.At the termination of its engagement under this Agreement, Contractor will return to 3D Systems all drawings, specifications, manuals, and other printed or reproduced material (including information stored on machine readable media) provided by 3D Systems to

Contractor, and/or which Contractor made or acquired in the performance of his Services under this Agreement, and all copies of such information made by Contractor.

12.Contractor agrees that during the term of his engagement with 3D Systems, and for a period of one year after the termination thereof, Contractor will not, directly or indirectly, either for his/her own use, or for the benefit of any other person, firm or corporation, divert or take away, or attempt to divert or take away, call on or solicit, any of 3D Systems’ employees or customers.

13.The initial term of this Agreement shall be for a period beginning on December 24, 2015 and ending thirty days  after the start date of a permanent Chief Executive Officer appointed by the Board of Directors of the Company.  The parties may extend such term upon mutual agreement.

14.Contractor’s obligations to 3D Systems under paragraphs 9 and 10 of this Agreement are continuing obligations, and they shall continue in effect beyond the terms of this Agreement, or any earlier termination.

15.If any provision of this Agreement is determined to be invalid or unenforceable, then, unless the intent of this Agreement would fail, the provision shall be deemed to be severable from the remainder of this Agreement and shall not cause the invalidity or unenforceability of the remainder of this Agreement.

16.The parties acknowledge that this Agreement constitutes a personal contract with Contractor.  Contractor may not transfer or assign this Agreement, or any part thereof, without the prior written approval of 3D Systems.

17.This Agreement has been entered into in the State of South Carolina and all questions with regard to the construction of this Agreement and the rights and liabilities of the parties hereunder shall be governed by the laws of South Carolina.

18.This Agreement contains the entire understanding between the parties with respect to the subject matter hereof and supersedes all prior and contemporaneous written or oral negotiations and agreements between the parties regarding the subject matter hereof.  This Agreement may be amended only by a writing signed by each of the parties hereto.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement the day and first above written.

3D SYSTEMS CORPORATIONCONTRACTOR

By:  _/s/ Andrew M. Johnson___________By:  _/s/ Thomas W. Erickson_________

Name:  Andrew M. JohnsonName: Thomas W. Erickson

Title:  Interim President and Title:  Chief Executive Officer

Chief Executive Officer, Chief Legal Officer

and Secretary

SCHEDULE A

TO INDEPENDENT CONTRACTOR AGREEMENT

Description of Services:

During the Term of this Agreement, Contractor shall make Thomas W. Erickson available to serve 3D Systems as a non-employee senior advisor.

Duties:  During the Term of this Agreement, Contractor shall make Mr. Erickson available to provide general strategic and management consulting services to 3D Systems.  Other than for the Permitted Activities (defined below), in Mr. Erickson’s performance of these responsibilities, Mr. Erickson shall devote his sufficient business time and attention to the performance of his duties under this Agreement.  Contractor shall make Mr. Erickson available to perform his obligations under this Agreement at such times and in such locations as Contractor, in its reasonable judgment, shall determine to be most appropriate for the performance of his duties hereunder, in consultation with 3D Systems.  For purposes of this Agreement, “Permitted Activities” shall consist of a reasonable amount of time and attention devoted to (i) Mr. Erickson’s services on other boards of directors (ii) Mr. Erickson’s personal investments and (iii) service with respect to charitable, not-for-profit or community organizations.